Exhibit 10.1

Execution Copy

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (“Agreement”) is entered as of May 19, 2014 (“Separation Date”), by and between Star Scientific, Inc. (“Company”), a Delaware corporation with its principal place of business at 2040 Whitfield Ave., Sarasota, Florida 34243, and Paul L. Perito, Esquire (“Executive”), of 6219 Kennedy Drive, Chase City, Maryland, 20815. The Company and Executive are individually referred to herein as a “Party” and collectively as the “Parties.”

INTRODUCTION

WHEREAS, Executive served as President, Chairman and/or Chief Operating Officer of the Company from November 1999 to December 2013; and from May 2007 through December 27, 2013 served as Chairman and CEO of the subsidiary Rock Creek Pharmaceutical, Inc and is currently employed as Vice President and Senior Counsel, Legal and Regulatory Affairs, pursuant to that certain Third Amended and Restated Executive Employment Agreement between the Company and Executive, dated as of March 14, 2011, and as amended as of December 28, 2012 and further amended as of December 26, 2013 (“Executive Employment Agreement”);

WHEREAS, the Parties mutually desire to sever Executive’s Executive Employment Agreement and employment relationship with the Company upon the terms and conditions set forth herein;

WHEREAS, the Company desires that Executive be available to provide certain consulting services to the Company, and Executive desires to provide such services, pursuant to the terms set forth herein; and

WHEREAS, the Parties desire to memorialize the terms of Executive’s severance and separation of employment and the terms pursuant to which Executive will provide consulting services.

NOW THEREFORE, in consideration of the premises, covenants and undertakings set forth herein, the Parties hereby agree as follows:

AGREEMENT

1.	Separation Date; Termination of Executive Employment Agreement.

(a)	Executive’s last day of employment with the Company shall be the Separation Date. From and after the Separation Date, Executive will no longer be, and will not represent himself as being, an employee, officer, attorney, affiliate, agent or representative of the Company or any subsidiary thereof for any purpose, other than in connection with the Consulting Services (as defined below). Without limiting the foregoing, Executive and the Company each agree to promptly update any and all of their directories, websites, filings and communication accounts to reflect the fact that Executive is no longer employed by the Company.

Exhibit 10.1

Execution Copy

(b)	Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for Executive for all purposes, meaning that from and after such date, Executive will no longer be entitled to any further compensation, monies or other benefits from the Company, including coverage under any benefits plans or programs sponsored by the Company, except for the payments provided in this Agreement. Except as set forth in Section 5(i), all costs and expenses of COBRA Coverage (as defined below), if elected by Executive, shall be the sole responsibility of Executive and the Company shall have no responsibility to contribute to such costs and expenses or reimburse Executive for any such costs and expenses. The Executive Employment Agreement will terminate upon the Separation Date and will have no further force and effect, except with respect to those provisions thereof that survive termination pursuant to the express provisions of this Agreement. For the avoidance of doubt, this Agreement shall be the only agreement governing the relationship between the Company and Executive from and after the Separation Date with respect to the subject matter hereof. Notwithstanding the foregoing, the Company shall reimburse Executive for all unreimbursed expenses incurred on behalf of the Company in accordance with Company policy through the Separation Date.

(c)	As a material inducement for Executive to enter into this Agreement, the Company represents, acknowledges, and agrees that (i) the termination of the Executive Employment Agreement and the termination of the Executive’s employment with the Company does not constitute a termination for “Cause” within the meaning of the Executive Employment Agreement, (ii) the Company does not, as of the date of this Agreement, have knowledge of any acts or omissions by the Executive that would constitute “Cause” within the meaning of the Executive Employment Agreement and (iii) the Company does not, as of the date of this Agreement, have knowledge of any acts or omissions by the Executive that the Company knows would constitute or support a claim or action by the Company against the Executive (and in the event that the Company has breached the representation in this clause (iii) because of knowledge of a claim or action as of the date of this Agreement, the Company hereby waives its right to pursue such claim or action). As used in clause (ii) and (iii) of the preceding sentence, the term “knowledge” and “knows” refers to and is limited to the actual conscious awareness of Dr. Michael J. Mullan, Dr. Christopher Chapman, Park Dodd, and each of the members of the Company’s board of directors as of the date of this Agreement.

Exhibit 10.1

Execution Copy

2.	Severance Payments.

(a)	In consideration for entering into this Agreement, the Company shall pay to Executive $2,500,000 minus the actual Insurance Costs (as defined below) (“Aggregate Severance Payment”). The Company shall pay the Aggregate Severance Payment to Executive in accordance with the payment, grant and vesting schedules set forth in Appendix A.

(b)	Payment of the Aggregate Severance Payment is made as a full and final severance payment to Executive in satisfaction of all amounts otherwise due, or alleged to be due, from the Company to Executive under the Executive Employment Agreement or otherwise. Executive’s receipt of the Aggregate Severance Payment is contingent on and subject to Executive delivering and not revoking an executed form of the Release attached hereto as Appendix B, which revocation will extinguish, among other things, any obligation for the Company to otherwise pay Executive any Quarterly Severance Payment (as defined in Appendix A) under this Agreement. In the event that such revocation occurs after the Company has paid the first Quarterly Severance Payment to Executive, Executive shall immediately return such payment to the Company in cash in immediately available funds.

The Parties understand that all outstanding equity options, restricted equity grants and similar rights held by Executive with respect to securities of the Company granted to Executive on or prior to the Separation Date have previously vested. To the extent that any grant to Executive is not fully vested as of the Separation Date, all such options and equity grants shall vest and be immediately exercisable as of the Separation Date but shall continue to be subject to the terms, restrictions, and limitations of such options, grants, and rights (including expiration and termination provisions thereof except as hereinafter provided). The Company acknowledges that the exercise period of all stock options held by the Executive has previously been extended pursuant to an Amendment to Stock Option Award Agreement, dated December 26, 2013, between the Company and the Executive.

3.	Restrictive Covenants. In consideration for the Aggregate Severance Payment and other benefits provided to Executive hereunder, and except as expressly set forth below in connection with the Consulting Services, Executive hereby agrees:

(a)	To comply with the restrictions on competition and solicitation set forth in Section 5 of the Executive Employment Agreement (which Section is incorporated herein by reference) for five (5) years from the Separation Date (notwithstanding any shorter period indicated in the Executive Employment Agreement).

Exhibit 10.1

Execution Copy

(b)	To maintain and use all Confidential Information (as defined in the Executive Employment Agreement) as confidential in accordance with the terms and conditions of Section 6.1 of the Executive Employment Agreement (which Section is incorporated herein by reference) at all times after the Separation Date.

(c)	Except as provided in Section 7(a), to return all Confidential Information and Company property (including all automobiles, furniture, fixtures, computer equipment, hardware and software), except any Transferred Assets (as defined below), to the Company in accordance with Section 6.2 of the Executive Employment Agreement (which Section is incorporated herein by reference) within fifteen (15) days of the Separation Date. Upon expiration or earlier termination of the Service Period (as defined below), Executive shall return any and all newly acquired Confidential Information to the Company in accordance with Section 6.2 of the Executive Employment Agreement.

(d)	Not to make any disparaging comment or statement about the Company, its officers, directors, employees, advisors, products, research or business, including any statements that are intended to adversely affect the conduct of the business of the Company, its plans, proposals, reputation or former or current employees, officers, directors or affiliates; provided, that the foregoing shall not prevent Executive from providing testimony in any judicial or regulatory proceeding or inquiry. The term “disparaging comment or statement” shall be limited to a statement that Executive knows or reasonably should know is untrue and is intended by Executive or, Executive knows or should reasonably know, would be likely to materially damage the Company.

(e)	Except as otherwise expressly permitted by this Agreement, not to enter or gain access to any of the Company’s premises except as expressly invited by the Company’s Chief Executive Officer or President or as required to perform the Consulting Services, but only with advance notice to the Chief Executive Officer or President.

(f)	Not to contact or communicate with any officer, director or employee of the Company other than the President or Chief Executive Officer for purposes related to the Company’s business, other than communications related to Executive’s severance, ownership of stock in the Company, tax matters, or Consulting Services or as otherwise authorized by the Chief Executive Officer or President.

(g)	Not to make any public statements or purport to speak on behalf of the Company in any capacity, or take any action seeking to commit, obligate or bind the Company, including in connection with the Consulting Services.

Exhibit 10.1

Execution Copy

(h)	Not to seek to obtain or gain access from the Company to any material, non-public information concerning the Company or its business or prospects not otherwise known to Executive as of the Separation Date and not necessary to perform the Consulting Services.

(i)	To notify any subsequent employer or any party to which Executive provides consulting services of the restrictive covenants set forth in this Section 3(a) and (b) and understands and acknowledges that the Company may provide a copy of such restrictive covenants contained in Section 3(a) and (b) to third parties, including but not limited to, Executive’s subsequent, anticipated or possible future employers or consulting clients.

4.	Restrictive Covenant Remedies. In the event of a breach or threatened breach by Executive of any restrictive covenant set forth in Section 3 hereof, the Executive hereby consents and agrees that monetary damages would be an inadequate remedy and would be impossible to ascertain and that the Company shall be entitled to, in addition to all other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Notwithstanding the foregoing, the Executive shall not be deemed to be in breach of Section 3 of this Agreement unless and until the Company shall have first notified the Executive in writing of the acts or conduct of the Executive which is alleged to constitute the breach and, if such alleged breach is curable, the Executive shall have failed to cure such breach within ten (10) calendar days of the delivery of such written notice or for an alleged breach of Section 3(c ) through (i), following notice, the Executive ceases the conduct constituting a breach.

5.	Consulting Services.

(a)	Services. Company hereby retains the services of Executive during the Service Period to provide consulting services to the Company on matters that may be requested in writing by the Chief Executive Officer or President from time to time, and that are reasonably acceptable to Executive based upon his availability and ability to perform. Consulting Services will be in connection with the Company’s legal, regulatory and litigation matters (collectively, “Consulting Services”). The Parties agree that notwithstanding that Executive is an attorney, no Consulting Service provided by Executive will constitute or be considered by the Company as legal advice or a legal opinion and that the Company will rely upon legal advisors other than Executive for all such legal advice and opinions. Except as set forth in Section 5(i), Executive acknowledges that the Company has no obligation to pay Executive any compensation or provide any benefits in connection with the Consulting Services, except that any Consulting Services provided, at the request of the Company, pursuant to a Service Period Extension (as defined below) or in excess of 10 hours per month in the initial consulting term shall be invoiced to the Company at a rate of $300 per hour.

Exhibit 10.1

Execution Copy

(b)	Time and Place of Services. Executive will devote reasonable efforts, attention and time to promptly, fully and faithfully perform the Consulting Services consistent with the reasonable requests and instructions from time to time made or given by the Company’s Chief Executive Officer and President. Notwithstanding the foregoing, Executive shall be available to perform the Consulting Services not more than ten (10) hours per month, provided however, that Executive shall not be obligated to perform any Consulting Services that would cause Executive’s separation from the Company pursuant to this Agreement to not be considered a “separation from service” under 409A (as defined below). The Consulting Services shall be performed away from the Company’s premises, except as contemplated by Section 5(e) or as otherwise authorized by the Chief Executive Officer or President in advance.

(c)	Service Period. Unless sooner terminated as provided in Section 5(f) hereof, the period during which Executive will provide the Consulting Services (“Service Period”) shall commence on the Separation Date and continue through December 31, 2014; provided, however, that the Company shall have the right, upon written notice to the Executive, to extend the Service Period through up to December 31, 2015 (a “Service Period Extension”).

(d)	Independent Contractor Status and Payment of Taxes. It is understood and agreed, and it is the intention of the Parties, that Executive is an independent contractor, and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever. Executive will be solely responsible for the payment of his applicable taxes in connection with the Consulting Services, including without limitation, the employee obligations related to federal income tax, employment taxes and any state and/or local taxes and shall indemnify the Company for the same.

(e)	Office Space; Executive Assistant. Executive may continue to use the office space currently used by Executive at the Company’s premises in Washington, D.C. through the seventh (7th) day before the end of the applicable office lease term (the “Occupancy Period”) solely for the purpose of performing the Consulting Services. Executive shall not be obligated to pay rent for use of any such office space during such time. Executive shall receive reasonable executive assistant support provided by his current executive assistant during the Occupancy Period at the Company’s expense solely for the purpose of enabling the Executive to perform the Consulting Services and commensurate the level and amount of such services.

Exhibit 10.1

Execution Copy

(f)	Termination of Section 5.

(i)	Notwithstanding Section 5(c), this Section 5 and the Service Period shall terminate early immediately upon the occurrence of

(1)	the death of Executive, or

(2)	the mental or physical Disability of Executive. “Disability” means a physical or mental condition, verified by a physician designated by the Company, which prevents Executive from carrying out one or more of the material aspects of the Consulting Services for at least thirty (30) consecutive days, or for a total of ninety (90) days within any twelve (12) month period during the Service Period.

(3)	delivery by the Company to Executive of written notice terminating this Section for Cause, which notice shall be supported by a statement of the relevant facts and reasons for termination. “Cause” means (A) Executive shall have (i) breached any restrictive covenant set forth in Section 3 hereof, (ii) committed an act of dishonesty, fraud, embezzlement or theft or otherwise engaged in misconduct with respect to the property, business or affairs of Company, (iii) deliberately disregarded the rules, regulations and policies of the Company, or (iv) committed any act that adversely affects the property, business, reputation, operations or employees of the Company, in each case, determined in the judgment of the Compensation Committee (“Compensation Committee”) of the Board of Directors of the Company; (B) Executive is indicted for, enters a plea of nolo contendere to, or is convicted of, any felony, (C) Executive shall have materially breached any provision of this Section 5 and such breach shall have continued uncured (if such breach is curable) for a period of ten (10) days after delivery of written notice from the Company specifying such breach; or (D) Executive shall have been grossly negligent in the performance of his duties hereunder, intentionally not performed or misperformed any of such duties, or refused to abide by or comply with the lawful directives of the Chief Executive Officer or President, which action shall have continued for a period of ten (10) days after delivery of written notice from the Company demanding such action cease or be cured.

Exhibit 10.1

Execution Copy

(ii)	Except with respect to Section 5(e) and 5(i), this Section 5 shall be terminable by the Company for any reason upon thirty (30) days written notice to Executive.

(iii)	This Section 5 shall be terminable by Executive for any reason upon thirty (30) days written notice to the Company.

(iv)	Termination of this Section 5 by either Party shall not affect or otherwise alter the Parties obligations under the remainder of this Agreement, including, but not limited to, the Company’s obligation hereunder to reimburse expenses and pay the Aggregate Severance Payment to Executive.

(g)	Ownership. All work product developed by Executive in connection with the Consulting Services shall be deemed “work made for hire,” and Executive shall have no propriety interest or claim in or to any work product developed in connection with performance of the Consulting Services. Executive hereby assigns and agrees to assign to the Company, its successors, assignees, or nominees, all of Executive’s right, title and interest, if any, in any patents, patent applications, trade secrets, trademarks, copyrights, or other proprietary information embodied in or relating to his work product under this Agreement. At the request of the Company, Executive shall execute “Confidential Information and Invention Assignment Agreements” necessary to give effect to the provisions of this Section 5.

(h)	Consulting Expenses. The Company shall reimburse Executive for reasonable expenses incurred by Executive in performance of the Consulting Services, provided, that the general purpose and approximate amount of such expenses are approved in advance by the Chief Executive Officer or President.

(i)	Insurance Benefits. The Company acknowledges that, prior to the Separation Date, the Executive will have such medical and dental coverage as is set forth in the Executive Employment Agreement. Nothing set forth in this Agreement shall be deemed to affect the Executive’s right to elect to exercise Executive’s rights to continue group medical and dental plan coverage for a limited period (commonly referred to as “COBRA Coverage”) within the statutorily prescribed time period commencing immediately following the Separation Date. The Company shall pay for COBRA Coverage for Executive from the Separation Date through July 31, 2014 (such COBRA health insurance costs, the “Insurance Costs”).

Exhibit 10.1

Execution Copy

6. Indemnification and Insurance Coverage. The Director Indemnification Agreement by and between the Company and Executive, dated as of September 24, 1999, will terminate upon the Separation Date and will have no further force and effect from and after such date. For a period of five (5) years from the Separation Date, the Company agrees to indemnify Executive to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware and/or Article Tenth of the Company’s Ninth Amended and Restated Certificate of Incorporation with respect to actions taken by Executive prior to the Separation Date in his role as an employee, officer or director of the Company and subsequent to the Separation Date for Consulting Services. Company agrees that its obligation to indemnify Employee in accordance with said Article Tenth and this Agreement shall not be diminished by any subsequent amendment or rescission of said Article Tenth, and shall continue in full force and effect after this Agreement terminates in whole or in part for any reason. The obligation to indemnify shall apply in any suit or proceeding in which Employee is called as a witness or is required to answer questions or respond to interrogatories whether or not Employee is a named defendant. Employee’s right to indemnification includes reasonable reimbursement for lost salary and expenses incurred in connection with Employee’s participation in the type of matters described above. Subject to the right to indemnification, Employee agrees to reasonably cooperate with Company with respect to any current or future litigation and regulatory matters and to assist the Company in defending against any such litigation and in responding to any regulatory matters. To the extent that the Company maintains directors’ and officers’ liability insurance for its current directors and officers, and subject to the limitations and restrictions on coverage from time to time set thereon, the Company shall, if permitted, include Executive as a named insured therein with respect to matters for which Executive is entitled to be indemnified for five (5) years from the Separation Date.

7. Company Property; Assignment of Intellectual Property.

(a)	As of the Separation Date, the Company hereby transfers and conveys to Executive the Company property listed on Schedule 7(a) attached hereto (“Transferred Assets”). For the avoidance of doubt, the Transferred Assets shall not include any Confidential Information or Company property the use of which would cause Executive to breach Section 3(a) of this Agreement. Executive shall cooperate with the Company to insure that any Confidential Information stored or contained in any Transferred Assets is removed and transferred to a secure medium controlled by the Company prior to or following the Separation Date.

(b)	Executive hereby assigns to the Company, its successors, assignees, or nominees, all of Executive’s right, title and interest in and to any patents, patent applications, trade secrets, trademarks, copyrights, or other proprietary information embodied in or relating to any work product, know-how, research or development information or data concerning anatabine, Anatabloc® and all other Company products and supplements vested in or owned by Executive, regardless of how acquired, in existence on the Separation Date. At the request of the Company, Executive shall execute any further instruments of assignment necessary to give effect to the provisions of this Section 7(b).

Exhibit 10.1

Execution Copy

8.	Expenses. Each Party shall pay its own respective costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement (including the Appendices attached hereto); provided, however, that the Company shall within thirty (30) days after the Separation Date pay the reasonably documented out of pocket legal expenses of Executive, subject to a maximum amount equal to $25,000, paid in connection with the preparation, negotiation and execution of this Agreement. In the event the Company fails to pay any amounts due pursuant to this Agreement, Executive shall be reimbursed by the Company for all reasonable expenses, including legal fees, incurred by Executive in collecting such consideration or enforcing this Agreement.

9.	Material Non-public Information. Subsequent to the Separation Date, except with advance notice to and written consent from Executive, the Company will not provide Executive with any material non-public information relating to the Company.

10.	Representation; Voluntary Execution of Agreement. Executive acknowledges that he has reviewed this Agreement in its entirety, including all Appendices attached hereto, is not a party to any agreements which conflict with this Agreement or such Appendices, has had an opportunity to obtain the advice of separate legal counsel prior to executing this Agreement, fully understands all provisions of this Agreement, and is fully aware of the legal and binding effect of this Agreement.

11.	Assignment; Binding Effect. Executive understands that the Consulting Services to be performed by Executive pursuant to Section 5 of this Agreement are personal in nature. Executive agrees, therefore, that he cannot assign or delegate all or any portion of his performance of the Consulting Services. Executive may not assign, transfer, hypothecate or dispose of any interest in this Agreement without the Company’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective heirs, legal representatives, successors, and assigns.

12.	Entire Agreement. This Agreement and the terms of the Executive Employment Agreement incorporated herein, contain the entire and only agreement between the Parties with respect to Executive’s termination as an employee of Company and supersede any other oral or written representations, assurances, agreements or understandings regarding Executive’s termination as an employee of the Company, which shall have no force and effect. Executive agrees that this Agreement resolves all matters between Executive and Company with respect to Executive’s employment and termination of employment with the Company.

Exhibit 10.1

Execution Copy

13.	Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Florida without regard to conflicts of law principles thereof. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in Sarasota County or Hillsborough County, Florida. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14.	Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment or cessation of service shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

15.	Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and the Company. No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

16.	Severability. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

Exhibit 10.1

Execution Copy

17.	Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the [Chief Executive Officer] of the Company at the Company’s principal corporate offices. Any notice required to be delivered to Executive under this Agreement shall be in writing and addressed to Executive at the address set forth in the introductory paragraph of this Agreement. Either Party may designate another address in writing (or by such other method approved by the Company) from time to time.

18.	Captions; Appendices. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. The Appendices attached hereto are hereby incorporated into this Agreement by reference.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf) will have the same effect as physical delivery of the paper document bearing an original signature.

In witness whereof the Parties hereto have executed this Separation and Consulting Agreement as of the date first written above.

/s/ Paul L. Perito

Paul L. Perito

STAR SCIENTIFIC, INC.

By:	/s/ Michael J. Mullan
Michael J. Mullan, Chairman and
Chief Executive Officer

Appendix A

Severance Payment and Stock Grant Terms

The following terms apply to the Aggregate Severance Payment awarded to Executive pursuant to Section 2 of the Agreement. Capitalized terms that are used but not defined in the Agreement or in this Appendix A have the meaning ascribed to them in the Plan.

1.	Payment, Grant and Vesting Schedules (Section 2).

(a)	The Company shall pay the Aggregate Severance Payment to Executive in eight (8) equal quarterly installments (each a “Quarterly Severance Payment”) as set forth below, but only so long is the Executive is not then in material breach of his obligations under Section 3(a) or 3(b) of the Agreement:

(i)	The Company shall pay the first Quarterly Severance Payment, which shall be an amount equal to $312,500, to Executive in cash in immediately available funds on the fifth (5th) business day following the Separation Date, less the actual Insurance Costs in the amount of $2,276.06, for a net payment of $310,223.94; and

(ii)	The Company shall pay the seven (7) remaining Quarterly Severance Payments to Executive in, at the Company’s option, cash or in shares of common stock of the Company. Such remaining Quarterly Severance Payments shall be made on the last business day of each calendar quarter commencing on June 30, 2014 (June 30, 2014 is the 2nd installment Grant Date) and continuing through December 31, 2015 (December 31, 2015 is the 8th installment Grant Date) (each, a “Grant Date”). In the event that the Company elects to pay a Quarterly Severance Payment in shares of Company common stock, each such grant of shares of Company common stock (each a “Severance Grant”, and the common stock of the Company granted pursuant thereto, “Stock”) shall vest immediately on the applicable Grant Date, and the number of shares of Stock to be granted to Executive on each Grant Date shall be equal to (i) the amount of the Quarterly Severance Payment due on such Grant Date ($312,500) divided by (ii) the closing per-share bid price of the Company’s common stock on the Trading Market on the first trading day immediately preceding the Grant Date; provided, however, that, notwithstanding the foregoing schedule, all remaining Quarterly Separation Payments shall be payable and vest on the tenth (10th) business day following a Change in Control (as defined in Section 409A) of the Company. In the event that the Company elects to pay a Quarterly Severance Payment with a Severance Grant of Stock in lieu of cash, such Stock will, except as provided in following paragraph (b), be granted under the Company’s 2008 Incentive Award Plan or any other general stock award plan hereafter adopted by the Company under which the Executive is an eligible award recipient (the “Plan”), in which case such Stock granted under the Plan will be issued without restrictive legend and shall be freely tradable.

(b)	To the extent that the shares issuable pursuant to a Severance Grant (A) would exceed the limitations set forth in the Plan concerning (i) the aggregate number of shares of common stock of the Company that may be awarded to all persons under the Plan at the time of the Severance Grant or (ii) the aggregate number of shares of common stock of the Company that may be awarded to any one person in one (1) calendar year at the time of the Severance Grant, or (B) cannot otherwise be issued under the Plan and the Company’s Registration Statement on Form S-8 due to the rules and regulations of the Securities and Exchange Commission or the NASDAQ, then the Severance Grant may, at the option of the Company, instead be issued in the form of shares of Company common stock that are “restricted securities” under Rule 144 under the Securities Act of 1933, as amended, and the certificates therefor shall bear an appropriate legend (“Restricted Securities”).

2.	Restrictions. Subject to any exceptions set forth in the Agreement or the Plan, during the period prior to grant and vesting, neither the Stock nor the rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Executive. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Stock or the rights relating thereto during the period prior to grant and vesting shall be wholly ineffective. With respect to any shares that constitute “restricted securities” as described in Section 1(b) of this Appendix A, Executive represents that he is familiar with the limitations imposed by federal and state securities laws with respect to such shares.

3.	Rights as Shareholder; Dividends. After grant and vesting, Executive shall be the record owner of the number of shares of common stock issued on the grant and vesting date until such shares of common stock are sold or otherwise disposed of, and Executive shall be entitled to all of the rights of a shareholder of the Company with respect to such shares including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. The Company may issue stock certificates or evidence of Executive’s interest by using a book entry account with the Company’s transfer agent.

4.	No Right to Continued Service. Neither the Plan nor the Agreement shall confer upon Executive any right to be retained in any position, as an employee, consultant, agent, representative or director of the Company.

5.	Adjustments. If any change is made to the outstanding common stock of the Company or the capital structure of the Company, if required, the shares of Stock shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.

6.	Tax Liability and Withholding. Executive shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Executive pursuant to the Plan, the amount of any required withholding taxes in respect of the Stock and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes. The Executive will be permitted to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)	tendering a cash payment.

(b)	selling a sufficient number of shares from any award of stock to satisfy Executive’s tax obligations and to remitting such funds to Company promptly after such sale.

(c)	By such other means as approved by the Compensation Committee in its sole discretion.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other employee-based tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Executive’s responsibility (except for the employer’s share of any payroll taxes) and the Company makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the award or vesting of the Stock or the subsequent sale of any shares and does not commit to structure the Stock to reduce or eliminate Executive’s liability for Tax-Related Items. The Executive agrees to indemnify and hold harmless the Company from and against any and all liability and expenses arising from or relating to the Tax-Related Items. If the Company elects to make a Severance Grant of Stock in lieu of paying a Quarterly Severance Payment in cash, the Company’s obligation to make such Severance Grant will be contingent on the Executive paying to the Company such amounts as are necessary to satisfy the Company’s minimum federal, state, or local tax withholding obligations arising from such Quarterly Severance Payment (the “Withholding Amount”), provided, however, that if the Severance Grant is made in Restricted Shares and if the Executive does not then hold sufficient unrestricted shares of Company common stock received from a prior Severance Grant of Stock that can immediately be sold to fund the entire Withholding Amount, then an amount equal to the portion of the Withholding Amount that cannot be satisfied with the proceeds from the sale of unrestricted shares of a prior Severance Grant of Stock will be paid in cash by the Company in lieu of Stock.

7.	Compliance with Law. The issuance and transfer of shares of Stock shall be subject to compliance by Executive with all applicable requirements of federal and state securities laws and with all applicable requirements of the NASDAQ. No shares of Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied. Except with respect to the Plan, Executive understands that the Company is under no obligation to register the shares of common stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

8.	Legends. A legend may be placed on any certificate(s) or other document(s) delivered to Executive only in the event that Restricted Securities are issued to Executive under Section 1(b) of this Appendix.

9.	Stock Subject to Plan. With respect to any Stock granted under the Plan hereunder, this Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable term or provision of the Plan will govern. Executive acknowledges that the Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Stock in this Agreement does not create any contractual right or other right to receive any stock or other awards in the future.

10.	Acceptance. Executive hereby acknowledges receipt of a copy of the Plan and the Agreement. Executive has read and understands the terms and provisions thereof, and accepts the Stock award subject to all of the terms and conditions of the Plan and the Agreement. Executive acknowledges that there may be adverse tax consequences upon the grant or vesting of the Stock or disposition of the underlying shares and that Executive has been advised to consult a tax advisor prior to such grant, vesting or disposition.

11.	Trading Market. For purposes hereof, the term “Trading Market” means the Nasdaq Global Market; provided, however, that in the event the Company’s common stock is no longer listed on the Nasdaq Global Market, then it will mean Nasdaq Capital Market, the New York Stock Exchange, any marketplace of OTC Markets Group Inc., the OTC Bulletin Board, or any other market or exchange on which the Company’s common stock is then listed or quoted.

12.	Successors and Assigns. This Appendix will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Appendix will be binding upon Executive and Executive’s beneficiaries, executors, administrators and the person(s) to whom the Stock may be transferred by will or the laws of descent or distribution.

Appendix B

General Release and Waiver

For and in consideration of the payments and other benefits due to Paul L. Perito (“Executive”) pursuant to the Separation and Consulting Agreement, dated as of May 9, 2014 (“Agreement”), by and between Star Scientific, Inc. (“Company”) and Executive, and for other good and valuable consideration, Executive hereby, for and on behalf of Executive, and his spouse, children, heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, fully and forever releases, discharges and covenants not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (“Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) and/or Executive’s separation from employment with the Affiliated Entities, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release, except for (i) any contractual or statutory rights to indemnification to which Executive is entitled, (ii) rights with respect to any outstanding stock option, stock grant or warrant, and (iii) rights under the Agreement. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973 , as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law. Executive hereby waives, and agrees not to seek, any right to monetary damages that may be obtained by any agency or other entity or individual on his behalf and Executive further agrees that he will never individually or with any other person file, or commence the filing of, any lawsuits, complaints or proceedings of any kind with any state or federal court against the Company, except with respect to claims related to (i) any contractual or statutory rights to indemnification to which Executive is entitled, (ii) rights with respect to any outstanding stock option, stock grant or warrant, and (iii) rights under the Agreement.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least twenty-one (21) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Executive also understands that Executive has a period of seven (7) days after signing this Release within which to revoke this agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Executive pursuant to the Agreement until seven (7) days have passed since Executive’s signing of this Release without Executive’s signature having been revoked. Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date: May 20, 2014	/s/ Paul L. Perito
Paul L. Perito

Date: 20th May 2014	STAR SCIENTIFIC, INC.

	By:	/s/ Michael J. Mullan
Michael J. Mullan, Chairman and
Chief Executive Officer

Schedule 7(a)

Transferred Assets

1.	All furniture, art, memorabilia, wall hangings and rugs located in Mr. Perito’s personal office at the Company’s premises in Washington, D.C. (provided that Mr. Perito shall pay for the moving of such items from the Company’s office prior to the end of the Occupancy Period).
2.	Mr. Perito’s personal cell phone (provided that the Company shall make a copy of all data thereon and shall have the right to remove Company applications or Company-licensed applications therefrom).
3.	Mr. Perito’s personal computer, laptop and mobile device (provided that the Company shall make a copy of all data thereon and shall have the right to remove Company applications or Company-licensed applications therefrom).